FISHER INVESTMENTS
PURISIMA FUNDS

Joint Code of Ethics
and
Policy Regarding
Personal Securities Transactions

July 2011

I.	INTRODUCTION

This Joint Code of Ethics and Policy Regarding Personal Securities Transactions (the “Code”) has been adopted by FISHER INVESTMENTS (“FI”) and the PURISIMA FUNDS (the “Funds”).  The Code is intended to satisfy the legal requirements applicable to the Funds and to FI pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and to FI as an investment adviser to the Funds and its other clients pursuant to Section 204A and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  However, the Code is not intended to describe in detail every provision of FI’s procedures to which employees are subject regarding transactions in securities; employees are expected to familiarize themselves with the rules and regulations applicable to them.

FI is committed to providing the highest quality of service to all of our clients.  This Code of Ethics is based on the fundamental principle that FI and its employees must put client interests first.  As an investment adviser, FI has fiduciary responsibilities to its clients, including the Funds and any other registered investment companies for which it serves as adviser or sub-adviser. Among FI’s fiduciary responsibilities is the responsibility to ensure its employees conduct their personal securities transactions in a manner that does not take unfair advantage of FI’s relationship with clients.

More generally, FI’s standards of business conduct are based on principles of openness, integrity, honesty and trust.  It bears emphasis that technical compliance with the Code of Ethics does not insulate from scrutiny transactions showing a pattern of compromise or abuse of fiduciary responsibilities to our clients. Accordingly, all employees must seek to avoid any actual or potential conflicts, or the appearance of such conflicts, between their personal interests and the interests of clients.  All employees and the Funds’ Trustees should be sensitive to all areas of potential conflict, even if not addressed specifically in this Code of Ethics.  Any questions or issues should be brought to the attention of the Law and Compliance Department, which assists employees in complying with this Code.

All FI employees and Trustees must comply with applicable federal securities laws. As part of this requirement, employees and Trustees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client: (i) to defraud such client in any manner; (ii) to mislead such client, including illegally making a statement that omits material facts; (iii) to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client; (iv) to engage in any manipulative practice with respect to such client; or (v) to engage in any manipulative practice with respect to securities, including price manipulation.

II.	COMPLIANCE MANUAL AND TRAINING

FI has adopted a Compliance Policies and Procedures Manual (“Compliance Manual”), which provides guidance to all employees with respect to the appropriate standards of professional conduct, and includes this Code of Ethics. In addition, certain business units have Supplements detailing certain Compliance policies applicable to that unit. Upon employment, all officers, directors, and employees must review the Compliance Manual and must acknowledge in writing that they have reviewed and are familiar with the contents, agree to abide by the requirements, and understands failing to do so carries employment risk, up to and including termination.  From time to time, FI updates the Compliance Policies and Procedures and notifies its employees.  Employees are expected to be familiar with such updates.

FI provides training on its Compliance Policies and Procedures to new employees, as well as an annual review for existing employees.  In addition, all employees are required to update their disclosure information as necessary and at least annually, as well as  acknowledge in writing they have read and understood the most current version of the Compliance Manual, including their department Supplement.

III.	DEFINITIONS

As used in this Code of Ethics, the following terms shall have the meanings indicated:

▪
“Access Person” means any (i) Trustee or officer of the Funds or FI; (ii) any employee of FI with access to information regarding any client’s (including a Fund’s) purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund; (iii) any employee of FI involved in making securities recommendations or decisions in respect of any client’s (including a Fund’s) portfolio, or has access to such nonpublic recommendations or decisions; (iv) any director, officer, general partner or employee of any entity in a control relationship to the Funds or FI who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (v) any natural person in a control relationship to the Funds or FI who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of securities by the Fund; and (vi) any other employee or consultant who the Chief Compliance Officer determines should be an “access person”.  For purposes of the foregoing clauses (iv) and (v), “control relationship” is interpreted in accordance with the 1940 Act.  The Chief Compliance Officer of FI maintains a current list of all Access Persons.

▪	“Non-Access Person” means any employee or consultant not falling within the above definition. Any questions about a person’s status should be directed to Chief Compliance Officer.

▪
“Control Account” means any securities account, whether or not with a broker or dealer, over which an Access Person has any control or influence over security transaction decisions or in which the Access Person has any beneficial interest (i.e., derives any benefit).  Such accounts include securities accounts of (i) any Access Person, (ii) his or her spouse or domestic partner, (iii) any family member of the Access Person living in the same household as the Access Person, and (iv) any trust, partnership or other entity which the Access Person or a family member influences security transaction decisions or has any beneficial interest.  Control Accounts do not include an account over which the Access Person has no direct or indirect control or influence.

▪
“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

IV.	PERSONAL TRADING POLICIES FOR ACCESS PERSONS

A.           Pre-Approval Requirements.

Access Persons may not engage either directly or indirectly in any personal securities transactions (including IPOs or private placements) with respect to any Control Account, with the exceptions noted below, without the prior written approval of FI.  Non-Access Persons are not required to obtain approval from FI to engage in personal securities transactions.

Because personal trading may interfere with client transactions, FI may refuse or postpone approval for any personal trade.

B.           Approval Process and Considerations.

Approval shall be obtained through the Compliance Employee Trade Track system (“CETT”).  A record of the approval or denial of the trade request shall be retained on a confidential basis by those authorized to approve transactions on behalf of FI, whether or not the proposed transaction is approved.

Personal trading requests (acquisitions and dispositions) generally are approved if:

▪	except as noted below, no sale or purchase of such security is contemplated for FI client accounts for:

❖	One day for securities that trade more than $8 million per month, or
❖	Ten days for securities that trade less than $8 million per month

▪	The purchase is not based on nonpublic material information

▪
Exchange Traded Funds that are broad-based, open-ended, and very liquid index funds may be approved despite client orders on the same day.  A list of the designated ETFs is reviewed and approved by the Research Department and maintained by LCD.

▪
Corporate bonds (excluding convertible bonds) may be approved regardless of whether FI holds in client portfolios or a client trades the underlying equity security, provided the employee request does not conflict with client orders for the same corporate bond and no trade in the same bond is contemplated for a client account that trading day or the next trading day.

Once a transaction has been pre-authorized, the security must be traded during market hours on the same day as the authorization date.

1.           Exceptions for Sell Transactions.

Account transactions for FI clients occur more frequently as the business grows, often every trading day.  It may not be practical, therefore, to approve a transaction if approval is subject to having no client trades on that day.  In cases where it is likely that client trades will occur on the day approval otherwise would be granted or in the next several trading days, the Compliance Department, in conjunction with a member of the Investment Policy Committee (“IPC”), determines if the situation merits an approval of the proposed transaction. Only transactions on the sell side shall be considered in such circumstances.

In considering whether to allow sells, a member of the IPC shall take into account the following factors:

▪	Whether the requested sell is being made in anticipation of any IPC-related decision
▪	Whether the requested sell would materially affect client portfolios

If permission for the sell is granted by a member of the IPC, the basis for that decision shall be documented by to the Compliance Department, which shall maintain a copy of the permission in its files.

2.           Derivative Securities.

The restrictions and procedures applicable to the transactions in securities by Access Persons set forth in this Code of Ethics shall similarly apply to derivative securities, such as options or warrants to purchase common stock, and convertible debt and convertible preferred stock of a particular issuer.

C.           Securities Not Requiring Pre-approval

▪	Direct obligations of the US Government
▪	Municipal Bonds and Securities
▪	Bankers’ Acceptances
▪	Bank Certificates of Deposit
▪	Commercial Paper
▪	High Quality Short-Term Debt Instruments, including repurchase agreements
▪	Currency, Currency and Commodity Futures
▪	Open-ended mutual funds, other than the Purisima Funds and any other fund advised or sub-advised by FI
▪	Purchases of the Purisima Funds and any other fund sub-advised by FI made pursuant to a systematic or periodic purchase or sale program
▪	Money market funds
▪	Shares of unit investment trusts that are invested exclusively in one or more open-ended funds (other than Purisima Funds and any other fund advised or sub-advised by FI)

D.           Transactions Not Requiring Pre-approval.

▪	Participating in tender offers or other widely disseminated corporate actions
▪	Purchase or sale of securities through dividend reinvestment programs (DRIPs)
▪	Sale of fractional shares
▪	Exercise or assignment of options
▪	Transfer liquidations performed by third party brokers
▪	Transactions placed in accounts managed on a fully discretionary basis by a third party advisor or broker (quarterly certification by the impacted employee is required)

E.	Additional Limits on Trades in Shares of Purisima Funds and Funds Advised by FI.

Trades of the Purisima Total Return Fund (PURIX) may be made if pre-approved.  However,

▪	Purchasing and then redeeming shares in the Fund four times within a twelve month period is considered disruptive to the Fund and is prohibited by employees.
▪	Trades must not be made when in possession of material nonpublic information about the Funds.
▪	Trades may not be placed in the Purisima All-Purpose Fund (PURLX).

F.	Additional Risks for Margin and Option Trading Assumed by Access Persons..

Access Persons wishing to open and maintain active margin accounts with debit balances, short security positions, derivative security positions, or any combination thereof, must recognize the additional risks this Code of Ethics imposes beyond the market risk inherent in these investments and the requirements of their custodian.   These risks include, but are not limited to the potential inability to place instructions:

▪	to liquidate a particular security to satisfy a margin call if trading in the security has been restricted by the firm;
▪	to cover a short equity position to protect a profit or limit a loss if trading in the security has been restricted by the firm;
▪
to liquidate or close out (as applicable) a derivative security position (i.e. to prevent the automatic assignment or exercise of an in-the-money option contract) if trading in the underlying security has been restricted by the firm.

G.           Blackout Periods.

Because personal trading may interfere with client transactions, FI may from time to time prohibit any personal trade with respect to an issuer. The length of the blackout period will be at the Investment Policy Committee’s discretion.

H.          Magazine Restrictions.

Specific trading restrictions apply to all securities that Ken Fisher references in any publication including his Forbes columns.  The trading restriction applies to FI managed accounts and to Control Accounts of Access Persons.  It applies to buys and sells regardless of whether Ken recommends a buy or a sell. The restriction time is 14 days prior to publication date and 7 days after publication date.  The trading restrictions do not apply to open-end investment companies and open-end exchange traded funds that are based on a securities index.  Exceptions to the trading restriction may be granted if the client mandates a trade and provides the instruction in writing or it is documented in writing that a member of the Investment Policy Committee deems the liquidation of inherited positions appropriate for a particular client or Access Person account.

I.           Independent Trustee Exception to Trading Policies.

A Trustee of the Funds who is not associated with or employed by FI, and who has no involvement in FI’s formulation or communication of its investment recommendations, shall not be regarded as an “Access Person” and shall not be subject to any of the foregoing reporting requirements or trading policies provided such Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a trustee of the Funds, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security is or was purchased or sold by the Funds or is or was being considered for purchase by FI.

J.	Family Member Exception to Trading Policies.

The following transactions will be exempt from the foregoing trading policies:

▪
Purchases or sales in accounts of spouses, children, other dependents or other members of the employee's immediate family which reside in the same household for which the employee has certified in writing that the employee does not influence the investment decision for the account and that the person(s) making the investment decisions for the account do not make such decision, in whole or part, upon information the employee has provided and such certification has been accepted by the Chief Compliance Officer in writing.

V.           REPORTING REQUIREMENTS

A.           Initial Holdings Reports and Annual Holdings Reports.

Each new employee is given access to this Code of Ethics upon commencement of employment. All new Access Persons must disclose their personal securities holdings to the Compliance Department within 10 days of commencement of employment with FI. (Similarly, securities holdings of all new related accounts must be reported to the Compliance Department within 10 calendar days of the date that such account becomes related to the Access Person.)

All Access Persons must likewise update and disclose their personal securities holdings to the Compliance Department within 10 calendar days of such annual reporting compliance date as may be set by the Compliance Department.

Information must be current as of a date no more than 45 calendar days prior to the date the Initial or Annual Holdings report was submitted.  Initial and Annual Holdings Reports must identify:

▪	The title, number of shares, and principal amount of each security the Access Person had any direct or indirect beneficial ownership in which the person became a Access Person;
▪
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became a Access Person; and

▪	The date the report is submitted by the Access Person to the Compliance Department.

B.	Quarterly Transaction Reports.

Within 30 calendar days after each quarter, all Access Persons must report the following information regarding personal securities transactions during such quarter.

▪	The date of the transaction, the title and the number of shares, and the principal amount of each security involved;
▪	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);
▪	The price at which the transaction was effected;
▪	The name of the broker, dealer, or bank with or through whom the transaction was effected; and
▪	The name of any broker, dealer or bank with which the Access Person opened an account in which the Access Person intends to hold or transact securities.

For periods in which no reportable transactions were effected, the report shall indicate no transactions subject to the reporting requirements were effected during the relevant time period.

C.	Policies Relating to Initial Holdings and Quarterly Reports.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

Copies of brokerage or account statements or confirmations containing the information specified above may be submitted to the Compliance Department in lieu of the quarterly report listing the transactions.  The brokerage account statements may substitute for the annual report only if the Access Person provides an annual certification confirming that all accounts and holdings of securities have been disclosed in those statements.

In addition, any employees who receive permission to maintain control accounts at broker-dealers other than Charles Schwab, Fidelity, or TD Ameritrade must arrange for duplicate copies of account statements for all such accounts to be delivered to the Compliance Department for the purposes of monitoring transactions in such accounts.

The following securities are not subject to reporting requirements described above:

▪	Direct obligations of the US Government
▪	Bankers’ Acceptances
▪	Bank Certificates of Deposit
▪	Commercial Paper
▪	High Quality Short-Term Debt Instruments, including repurchase agreements
▪	Open-ended mutual funds, other than the Purisima Funds and any other fund advised or sub-advised by FI
▪	Money market funds
▪	Shares of unit investment trusts that are invested exclusively in one or more open-ended funds (other than Purisima Funds and any other fund advised or subadvised by FI)

D.	Independent Trustee Exception to Reporting Requirements.

An Independent Trustee is not required to file a report on a transaction in a security provided such Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a trustee of the Fund, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security is or was purchased or sold by the Fund or is or was being considered for purchase by FI.  In cases in which an Independent Trustee does have such information, the Independent Trustee must refrain from trading in such securities without the prior written approval of the Chief Compliance Officer of the Purisima Funds and shall subsequently provide a report of any such transaction in accordance with the above rules.

E.	Employees of the Fund Administrator.

All officers of the Funds are presumed to be Access Persons of the Funds, and thus would be subject to the requirements in this Code.  This generally includes certain employees of the Funds’ Administrator who may serve as the Funds’ officers at the discretion of the Board.  However, considering the tasks performed by these employees of the Funds’ Administrator, there is little opportunity for such an individual to employ any device, scheme or artifice to defraud the Funds, to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds, or to engage in any manipulative practice with respect to the Funds.  Accordingly, the Funds are adequately served if these Funds Administrator’s employees serving as the Funds’ officers not be subject to the foregoing trading policies (except with respect to the pre-approval of IPOs or private placements), but instead solely comply with the reporting requirements of Rule 17j-1 of the 1940 Act, as they appear in Section V of this Code of Ethics.

F.	Family Member Exception to Reporting Requirements.

Access Persons are not required to file a report for accounts of spouses, children, other dependents or other members of the employee's immediate family residing in the same household as the employee for which the employee has certified in writing that the employee does not influence the investment decision for the account and that the person(s) making the investment decisions for the account does not make such decision, in whole or part, upon information the employee has provided and such certification has been accepted by the Chief Compliance Officer in writing.

VI.	OBLIGATION TO REPORT VIOLATIONS

All FI employees are required to report any violation of this Code of Ethics by any person to the Chief Compliance Officer immediately upon first becoming aware of such violation.  Failure to report violations may result in discipline, up to and including termination of employment.  Retaliation against individuals who report violations by other persons will not be tolerated and will result in discipline, up to and including termination of employment.

VII.	INSIDER TRADING

No FI employee may engage in any securities transaction for publicly-traded securities either for himself or herself, FI, any FI client account or any other person while in possession of any material non-public information regarding such corporation or its securities regardless of how or where such information was obtained.  Should one of FI’s officers, directors, or employees obtain material non-public information, he or she must immediately notify the Compliance Department and secure any documents or information in question.  The full policy and procedure is detailed in the Fisher Investments’ Policy Prohibiting Insider Trading which is posted on FIIRE and available to employees.  If an employee violates the Insider Trading and Securities Fraud Enforcement Act of 1988 or FI’s policies and procedures, a variety of criminal and civil fines may apply.

VIII.	OUTSIDE EMPLOYMENT

FI management must pre-approve any outside job in writing before any employee accepts any outside employment. Employees must submit their request in writing to their manager for review and approval. Final approval must be obtained from the Office of the President or its designate and the Chief Compliance Officer or his or her designate.  Employees may not take an outside job with a client or competitor of FI , either for pay or as a donation of personal time, nor may employees do work on their own if it competes in any way with services FI provide to its clients.

IV.	GIFTS

Employees owe a duty of loyalty to FI and may not personally profit from dealings with outside firms with which FI does business.  There is a potential conflict of interest when an employee is in a position to influence a decision that may result in a personal gain for that employee as a result of FI’s business dealings. Therefore, employees may not accept or give a gift or favor (excluding business entertainment) valued at more than $150 from any vendor, client or other outside parties or over $250 in total over the course of any calendar year from any single vendor, client or other outside parties, without written approval from Senior Management.  Cash or gift cards of any value cannot be accepted without written approval by a Group Vice President.  Any gifts in excess of the foregoing amounts and cash or gift cards that have not been approved as required must be returned with a note explaining the policy.

FI defines the term entertainment as business entertainment and may be in the form of any social event, hospitality event, charitable event, educational event, sporting event, entertainment event (i.e. theatre, concert, etc.), meal, as well as transportation and/or lodging accompanying or related to such activity or event.  For the event to be deemed business entertainment an employee must be present and business conducted prior, during or after such event.  For example, if an employee gives tickets to a sporting event but does not accompany the recipient to the event, the tickets are deemed to be a gift rather than business entertainment.  Certain departments have more detailed policies and procedures regarding the use of business entertainment including pre-approval guidelines.  It is important to discuss with business unit management and Senior Management as necessary to determine the appropriate venues, nature, and frequency of business entertainment.

Notwithstanding the foregoing, gifts including meals and other entertainment in relation to any foreign government official, including officials of public international organizations (such as the World Bank and International Monetary Fund) are subject to further restrictions, as detailed in the following section titled “Foreign Corrupt Practices Act”.  Senior Management and the Compliance Department must be consulted prior to any gift or entertainment being given or accepted.

X.	FOREIGN CORRUPT PRACTICES ACT

Employees with responsibility for dealing with non-U.S. governments, including government-controlled businesses or other entities, public international organizations, and non-U.S. political parties (including employees, officials, representatives, or agents of such governments and organizations, as well as candidates for office), are subject to the Foreign Corrupt Practices Act (“FCPA”), as well as any anti-corruption or anti-bribery laws in force in the non-U.S. jurisdiction.

The FCPA bars the payment or offer of payment of any gift, loan, gratuity, or any other thing of value, either directly or indirectly, to any foreign official (collectively known as “covered officials”), including:

▪	Any government employee
▪	Employees of government-owned businesses
▪	Foreign political parties or candidates for foreign office
▪	Officials of any public international organizations

For a corrupt purpose, including:

▪	To obtain or retain business
▪	To secure any improper advantage
▪	To induce any individual to violate his lawful duties
▪	To influence a foreign official in his official capacity

The FCPA prohibits these payments even if they are customary in the country in which they would be given and even if competitors of the Firm make such payments.  The FCPA also prohibits payments to agents or intermediaries who would use these funds for prohibited purposes (in other words, you may not do indirectly what you are prohibited from doing directly).

The FCPA permits payments of nominal amounts (generally less than $50) to non-U.S. clerical employees to expedite obtaining permits, processing routine governmental papers or performing other routine governmental actions.  These payments must be usual and customary, must not violate local law, and must be accurately documented in the Firm’s books and records.  No such “expediting payments” may be made without obtaining prior approval from the Compliance Department.

It may be possible to obtain permission from the Department of Justice to host certain types of conferences or events to which covered officials would be invited.  This process will be coordinated in advance by the Compliance Department, and requires the advance approval of the Chief Compliance Officer.

XI.	POLITICAL CONTRIBUTIONS

As Fisher Investments provides or seeks to provide investment supervisory services to government entities, all employees who may play a role in obtaining government clients as well as all third-party solicitors FI engages to obtain government clients must obtain approval before making political contributions personally or on behalf of the firm.  All Fisher Investments Institutional Group (“FIIG”) employees, FIIG third-party solicitors, Senior Management, and Group Vice Presidents are covered under this policy and are required to obtain pre-approval for political contributions to (i) any elected official or individual seeking political office, or (ii) a political party of a State or locality using the Political Contributions Form available on the Compliance home page of Fiire.

A political contribution includes (i) a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a Federal, State, or local office, including any payments for debts incurred in such election; or (ii) transition or inaugural expenses incurred by a successful candidate for State or local office.

Contributions by other employees of FI or other persons (such as spouses or other immediate family members) would not otherwise trigger this policy unless FI or any employee or solicitor defined above used the person to indirectly make a contribution as a means to circumvent the policy.

XII.	CHARITABLE GIVING

From time to time, the Firm may make charitable donations at the request of clients or to support a business relationship to various organizations.  The limit on one-time charitable donations by the Firm to a single organization is $1000.  Approval for any charitable donation must be obtained in writing from a department manager and the Law and Compliance Department.  Any requests to donate more than $1000 must also be approved by Kenneth Fisher, CEO.  Please contact the Compliance Department to obtain the necessary form to complete a request for a charitable donation.

XIII.	REVIEW, RECORDKEEPING AND SANCTIONS

The Compliance Department is responsible for maintaining a current list of all Access Persons and takes steps to help to ensure that all Access Persons have submitted reports, confirmations, or statements in a timely manner.  The Compliance Department may delegate the compilation of this information to appropriate persons.

If an employee commits a material violation of this Code of Ethics or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to the Firm’s Legal Counsel.  Senior Management, in consultation with the Firm’s Legal Counsel may impose such sanctions as they deem appropriate, including a letter of censure, suspension, termination of employment, or other action.   The Compliance Department shall keep a record of any such sanctions.

XIV.	APPROVAL BY BOARD OF THE PURISIMA FUNDS.

The Board of Trustees of the Funds, including a majority of Trustees who are Independent Trustees, must approve this Code of Ethics.  Additionally, any material changes to this Code must be approved by such Board within six months after adoption of any material change.  The Board must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent employees from engaging in any conduct prohibited by Rule 17j-1.  Prior to approving the Code or any material change to the Code, the Board must receive a certification from the Fund and FI that they have adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.